Exhibit 2.1.2

11/19/2013 11:25:22 From: To: 8506176380 RESTATED ARTICLES OF JNCORPORA TION OF SMART RX SYSTEMS, INC. ARTICLE I NAME Hl3000253085 3 EXHIBIT A The name of the corporation is Smart RX Systems, In<:. (the "Corporation"). -,-\ ~ ARTICLE II PRINCIPAL OFFICE re•, o:/ -;::,.- or· r· The address of the Corporation's initial principal office is 5703 Red Bug Lake Road, Suite 256, Winter Sprinss, FL 32708. The mailing address of the Corporation is 5703 Red Bug Lake Road, Suite 256, Winter Springs, FL 32708. ARTICLE ITI PURPOSE The corporation mey, and is authorized to, engage in all business pcnnitted under the laws of the United States and Florida. The: duration of the corporation shall be perpetual. ARTICLE IV CAPITAL STOCK OF TIIE CORPORATION The capital stock of the Corporation shall consist of (a) I 00,000,000 shares of Common Stock, $0.0001 pnr value per share ("Common Stock"), (b) 10,000,000 shares of Founders Preferred Stock, $0.000 I par value per share ("Founders Stock") and (c) 20,000,000 shares of Series A Preferred Stock, $0,000 I par value per share ("Series A Pr;£femd Stock" and together with the Founders Stock, the ... Preferred Stock," and a holder of any of Common Stock, Founders S1ock or Series A Preferred Stock, a "Stockholder"), each respectively possessing the following rights, powers and preferences of the holders thereof as set forth herein. Common Stock The holders of Common Stock shall be entitled to one vole per each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, lhnl, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Articles of Jm;orporntion that relates solely to the tenns of onc or more outstanding series of Preferred Stock if the holders of such series nre entitled, either sepnrotely or together with the holders of one or more other such series, to vote thereon pursuant to the Articles of Incorporation or pursuant to the applicable laws of the Slate offlorida (the "F!orjda Corporate Statutes"). There shall be no cumulative voting. The number of authorized 5hares of Common Stock may be increased or decreased (but not below the number of shares thereof outsLll.nding) by (in addition to any vote of lhe holders of one or more series of Preferred Stock that may be required by the terms of lhe Mieles of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled 10 vote, irrespective of any contrary provisions of the Florida Corpora&e Stalulcs. Common Stock shall not be transferrable, excc:pl to a party who is a family member of the holder of such Common Stock. or who, directly or indirectly, controls, is controllc:d by, or is under common control ( 4/8) c.J' 0 H 13000253085 3

11/19/2013 11 : 25 : 22 From : To : 8506176380 H 13000253085 3 with the holder of such Common Stock, including without limitation any general partner, managing member, officer or director of rhe holder of such Common Srock or any venlu~ capilal fund now or hereafter existing that is controlled by ono or more general partners or managing members of, or shares the same management company with, the holder of such Common Stock (on "Affiligle"). Preferred Stock Founders Stock Each share of Founders Stock shall be convertible into one share of Common Stock (lhc "Es>undcrn Stock Conversion Ratio"). On any matter presented to lhe Stockholders of 1he Corporation for their action or cons.idetation at nny meeting of Stockholders of the Corporation (or by written consent of the Stockholders in lieu of meeting). each holder of outstunding shares of Founders Stock shall be entitled to two votes per share of Founders Stock held as of the record date for determining Stockholders entitled lo vote on such maner. Founders Stock shall not bo transfc1Table, except 10 another holder of shares of Founders Stock or to an Affiliate of the holder of Founders Stock. Founders Stock shall not be entitled to dividends, but may recei\·e them at the discretion of the Board of Directors, subject to any provision limiting the right of Founders Stock to receive dividends set forth herein. Shares of Founders Stock shall be convertible at the option of lhc holder tbereof into the applicable number of shares of Common Stock; provided, I.hat upon conversion all attributes of such converted Founders Stock shall terminate and such converted Founders Stock sh111l 1LSSume the rights nnd privileges of Common Stock; and provided further, that upon the closing of lhc sale of shares of Common Stock to the public, in a finn-commitmcnt underwritten public offering pursuant to on effective registration scatement under the Securities Act of 1933, as amended (a "Public Offering"), all outstanding shares of Founders Stock shall automatically be converted into shares of Common Stock, and such shores may not be reissued by the Corporation. The number of authorized shares of Founders Stock moy not be inc~ased or decreased wirhout rhe approval of a majority of lhe Stockholders voting as a single class. Series A Preferred Stock Each share of Series A Preferred Stock shall be convertible into 1.11 shares of Common Stock (the "~ics A Preferred Stock Convmion Ratio," and each of the Founders Stock Conversion Ratio and the Series A Preferred Stock Conversion Ratio, a "Conversion Ratio"). On any maner presented to the Stockholders of the Corporation for their action or consideration at any meeting of Stockholders of the Corporation (or by wrinen consent of the Stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to one vole per share of Series A Preferred Stock held by such holder as of the record date for determining Stockholders entitled to vote on such matter. Series A Preferred Stock shall not be transferrablc, except to an Affiliate of the holder of the Series A Preferred Stock. unless such tr1111sfer is approved by che Boord of Directors of the Corporation. The original issue price per share or Series A Preferred Stock is S 1.00 per shore (the "Series A Original Issue Price"). Series A Preferred Stock shall be entitled to dividends in tho amount of 8% per share per annum (the "Preferred Divjdcnd Rate"). Dividends shall not be cumulative. Shares of Series A Preferred Stock shall be convertible at the option of the holder thereof into the applicable number of shares of Common Stock; provided, that upon conversion oil attributes of such converted Series A Preferred Stock shall terminate and such convened Series A Preferred Stock shall nssume the rights and privileges of Common Stock; and provided further, that upon the closing of II Public OITering, all outstanding shares of Series A Prefened Stock and My accrued, but unpaid dividends thereon shall automatically be converted into shares of Common Stock, und such shares of Series A Preferred Stock may not be reissued by the Corporation. The number of authorized shares of Series A Preferred Stock may not be increased or decreased without the approval of a majority of the holders of Preferred Stock voting as II single class. In the event of issuance ofadditionnl shares of any class of stock, either for a price per share of such class of 2 H13000253085 3 ( 5/8 )

11/19/2013 11:25:22 From: To: 8506176380 Hl3000253085 3 stock thlll increases or decreases the fully-diluted ownership of the holdt.:rs of Series A Preferred Stock (each such issuance, a "Dilutive Event." and the stock causing lhe Dilutive Event, "Dilutive Sha~s''), each holder of Series A Preferred Stock shall be cnrirlcd to purchase that number of Dilutive Shares necessary lo mainlain such holder of Series A Preferred Stock's fully-diluted ownership percentage prior to the Dilutive Event; and Dilutive Shares not purchased by a holder of Series A Preferred S1ock may be issued to a party not a Serii.-s A Pref~rrcd Stockholder prior 10 the Dilutive Event. The authorization, rcservalion and issuance of Common Stock pursuant to an Equity Incentive Plan approved by the Board ofDireclors shall not constitute a Dilutive Event. In the event of: (a) any sale of oil of the capital siock of the Ccxporation; (b) any sale of all or substantially all of the assets of the Corporution; (c) any merger or consolidation involving the Corporation which thereafter results in the outstanding capital stock of the Corporation comprising less than a majority of the voting power of the merged or consolidated entity; or (d) any voluntary or involuntary liquidotion, dissolution or winding up orthe Corporation, the holders of shares of Series A Preferred Stock thc:n outstanding shall be entitled 10 be paid out of the assets of the Corporation available for distribution to S1ockholder9, before any payment shall be made to holders of FoUJ1ders Stock or Common Stock, on amount per shore equal to the Series A Original Issue Price plus Bny dividends accrued but unpaid thereon (the "Series A Ljgujda1jon Preference''). After full sa1isfaction of the Series A Liquidation Preference, all shares of Preferred Stock shall au1omatically convert into shares of Common Stock in accordance with their applicable Conversion Ratio, ond the remainder of any proceeds shall be divided amongst all Stockholders pro ratn. ARTICLEV BOARD OF DIRECTORS The number of directors constituting the corporation's Board of Directors (eoch member thereof, a "Direc1or") shall be at most seven and shall b1: elected as follows: (a) one Director shall be the Chief Executive Officer of the Corporation (the "CEO Director"); (b) one director shnll be elected by a majority of the holders of shares of Founders Stock, voling sep11rately as a class (the "Founders Prcfem:d Director''); (c) one Director shall be elected by the holders of ft majority of shares of Series A Preferred Stock, voting separately as a class (the ''Series A Preferred Director"); end {d) the remaining Directors shall be elected by the holdcr.s of a majority of the outstanding shares of stock of the Corporation voting together on a fully-diluted basis. The Board of Directors shall nol declare:, pay or set aside dividends on shares of any other class or series of capilal stock of the Corporation unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of Series A Preferred Stock in amount equal to the Preferred Dividend Rate. Dividends may be paid in cash or shares of Common Stock. Pursuant 10 Section 607.0602, Florida Sbltutcs, the Directors II.TC oulhorizcd, without the approval of the Stockholders, to (a) provide fOJ" the classification und reclassification of any unissucd shares of Common Stock or Preferred Stock and determine the preferences, limitations ond relative rights thereof and (b) issue Common Stock or Preferred Srock in one or more classes or series, all wilhin the limitations set forth in Section 607.0601 oflhe Florida Statulcs and subject 10 llllY limitations as sel forth herein. 3 Hl3000253085 3 ( 6/8 )

11/19/2013 11:25:22 From: To: 8506176380 (7/8)

H13000253085 3

ARTICLE VI
REGISTERED AGENT AND OFFICE

The registered agent and registered office of the corporation shall be C T Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Renee Cruz

Signature of New Registered Agent, if changing

Renee Cruz, Asst. Secretary

ARTICLE VII
STOCKHOLDER QUORUM REQUIREMENT

The holders of shares entitling them to exercise one-third of the voting power of the corporation (or, with respect to any class of shares, one-third of the voting power of such class), present in person, by proxy or by the use of communications equipment at any meeting of the Stockholders (or, with respect to any class of shares, the Stockholders of such class), shall constitute a quorum for all purposes, but no action required to be authorized or taken by the holders of a designated proportion of the shares of any class or of each class may be authorized or taken by a lesser proportion.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of Sections 607.0831 and 607.0850 of the Florida Statutes, as amended and supplemented from time to time, indemnify the Directors and officers of the Corporation (each, an "Indemnitee") from and against any and all of the expenses, liabilities or other matters referred to in or covered by said statutes, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any Indemnitee may be entitled under any bylaw, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in such Indemnitee's official capacity and as to action in another capacity while holding such office, and shall continue as to each person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

No amendment, modification or repeal of this Article shall adversely affect any right or protection of a Director or officer that exists at the time of such amendment, modification or repeal.

ARTICLE IX
TRANSACTIONS IN WHICH OFFICERS OR DIRECTORS ARE INTERESTED

A. No contract or other transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, firm or entity in which one or more of the Corporation's Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such Director, Directors, officer or officers is or are present at or participate in the meeting of the Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

4

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11/19/2013 11:25: 22 From: To: 8506176380 Hl3000253085 3 I. The fact of such relationship or interest is disclosed to or known by the Board of Directors or committee thcreofthot authorizes, approves or ratifies the contrnct or transaction by a vote or wrinen consent sufficient for the purpose wilhout counting the votes or consents of such interested Director or Directors; or 2. The foct of such relationship or interest is disclosed to or lmown by the Stockholders entitled to v01c thereon, and they authorize, approve or ratify such contract or transaction by vote or written consenl; or 3. The con1r11ct or transaction is fair and reasonable as to the corporation at the time it is authorized by the Boord of Directors, a committee thereof or the Stockholders. B. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes, approves or ratifies such contract or transaction, and shares held by them may be counted in determining the presence of a quorum at n meeting of Stockholders at which action is lllkcn pursuunl to this Article. These Amended 11nd Restated Articles oflncorporotion supersede and take the place oflhe original Articles of Incorporation. 5 ( 8/8) Hl3000253085 3

11/19/2013 11:25:22 From: To: 8506176380 ST A TE OF FLORIDA CERTIFICATE OF RESTATEMENT OF SMART RX SYSTEMS, INC. (Document No. Pl3000068431) Hl 3000253085 3 SMART RX SYSTEMS, INC., a corporation organized and existing under the laws of the State of Florida, docs hereby certify: FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, adopted the following resolution regarding the restatement of the Articles of Incorporation of said corporntion, and recommended the restatement to the shareholders: R.ESOL VED, thllt the Restated Articles of Incorporation of Smart RX Systems, Inc., attached hereto as Exhibit A, be, and hereby are, approved and adopted to supersede the original Articles of Incorporation. SECOND: The restatement was duly adopted by the shareholders. The number of votes cast for the restatement by the shareholders was sufficient for approval. SANDEEP MATHOW (Typed ·or printed name of ~non sienini) CEO ffftlc of person signlr,g) 11779494.1 Hl 3000253085 3 ( 3/8)